Exhibit (h)(34)

                        ADMINISTRATIVE SERVICES AGREEMENT

     THIS AGREEMENT is made and entered into this 20th day of September 2001 by and between BenefitsCorp Equities, Inc. ("BCE"), a Delaware corporation having its principal office and place of business at 8515 East Orchard Road, Englewood, Colorado, 80111, Westcore Trust (the "Company" or the "Trust"), a registered investment company and Denver Investment Advisors LLC (the "Adviser"), a Colorado limited liability corporation having its principal office and place of business at 1225 17th Street, 26th Floor, Denver, Colorado 80202.

     WHEREAS, the Adviser, an investment adviser registered under the Investment Advisers Act of 1940, as amended, has an agreement to provide investment management services to open-end investment companies registered under the Investment Company Act of 1940, as amended (the "1940 Act") (collectively or as applicable, the "Fund"), and each separate series of a Fund (the "Portfolios"); and

     WHEREAS, it is contemplated that qualified employee benefit or retirement plans, nonqualified employee benefit plans and other account holders ("Account Holders") will invest their assets in the Fund or its Portfolios; and

     WHEREAS, BCE, a registered broker/dealer and member of the National Association of Securities Dealers, ("NASD"), or its affiliated third party administrator, has contractually agreed to provide recordkeeping and other administrative services to such Account Holders, which requires (among other things) plan participant recordkeeping services, client services and communication services; and

     WHEREAS, BCE desires to provide the Fund administrative/recordkeeping services specified herein with respect to Account Holders which have allocated assets to the Portfolios (the "Services"); and

     NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

                         ARTICLE 1. TERMS OF APPOINTMENT

     SECTION 1.1. Subject to the terms and conditions set forth in this Agreement, and any Exhibits attached hereto, BCE agrees to perform the Services contemplated by this Agreement solely with respect to Account Holders which may from time to time purchase or sell Portfolio shares in accordance with the Company's prospectus and SAI as in effect from time to time.

     SECTION 1.2. The parties hereto agree that the Services are shareholder administrative/recordkeeping services but are not investment advisory services.

     SECTION 1.3. BCE agrees that it shall maintain and preserve all records required by this Agreement to be maintained and preserved in connection with providing the Services, and shall otherwise comply with all laws, rules and regulations applicable to the Services. Upon written request of the Fund or the Adviser, BCE agrees to provide copies of: all historical records relating to Account Holder transactions, any data relating to written communication regarding the Fund or its Portfolios to or from the Account Holders, and any other materials, as may reasonably be requested to enable the Fund or the Adviser and its representatives and agents to monitor and review the Services, or to comply with any request of the board of trustees (collectively, the "Directors") of the Fund or of a governmental body, self-regulatory organization or a shareholder. Such copies will be provided at the expense of the Adviser. BCE agrees that it shall permit the Fund or the Adviser and its representatives and agents, upon 72 hours prior notice and during regular business hours, to have reasonable access to BCE's personnel and records to monitor the performance of the Services.

     SECTION 1.4. The provisions of this Agreement shall in no way limit the authority of the Fund to take such action as it may deem appropriate or advisable in connection with all matters relating to the operations of the Fund and/or the sale of the Fund's or its Portfolios' shares.

     SECTION 1.5. The parties hereto agree that: the Services provided by BCE are not in the capacity of a sub-transfer agent for the Adviser or the Fund as that term is defined pursuant to Rule 17A et. seq. of the 1934 Act; the Fund and the Adviser will not list BCE as a sub-transfer agent on any required filings made by its transfer agent or in any Fund prospectus; and BCE shall not be responsible for filing any reports with respect to information that pertains to the Fund.

     SECTION 1.6. In no event shall BCE be required or authorized to countersign any securities, monitor the issuance of securities with a view to preventing unauthorized issuance, register the transfer of any securities, exchange or convert any securities or transfer record ownership of such securities by book entry or otherwise, except as stated herein.

     SECTION 1.7. The Fund and BCE agree that each intends to clear trades through, and make use of, the National Securities Clearing Corporation's Defined Contribution Clearing & Settlement Service or FundSERV (collectively the "NSCC"). Therefore, effective at such time as both parties are operating under the NSCC, all information shall be passed through the NSCC. This Agreement shall incorporate by reference the terms and responsibilities of any existing trading agreement entered into between BCE and the Fund or its designee.

                          ARTICLE 2. FEES AND EXPENSES

     SECTION 2.1. For performance of the Services by BCE, or its affiliates, on behalf of the Account Holders, the Adviser agrees to pay BCE an annual asset based maintenance fee for the services provided herein, as set out in the fee schedule attached hereto as Exhibit A. The parties agree that the Funds are not obligated to pay fees hereunder.

     SECTION 2.2. The Adviser agrees to pay all fees within ten (10) business days following the receipt of a statement from BCE showing the accurate calculation of the fee.

                ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BCE

     SECTION 3.1. BCE represents and warrants to the Adviser that:

     (a) BCE is a corporation duly organized and existing and in good standing under the laws of the state of Delaware.

     (b) BCE is duly qualified and has all requisite licenses and authority to carry on its business in Delaware and in all other jurisdictions in which it conducts business; and it is a member in good standing of the NASD.

     (c) BCE is authorized to enter into and perform this Agreement, and the performance of its obligations hereunder will not violate or conflict with any governing documents or agreements of BCE or any applicable law, rule, or regulation.

     (d) BCE has and will continue to have access to the necessary facilities, equipment and personnel to perform the Services in accordance with the best industry practice.

     (e) BCE shall promptly notify the Adviser in the event that it is, for any reason, unable to perform any of its obligations under this Agreement or there is a material failure to comply with the representations made herein.

     (f) BCE will process orders for the purchase of Fund shares only on behalf of customers residing in jurisdictions wherein the shares are registered or qualified for sale.

      ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE ADVISER AND THE FUND

     SECTION 4.1. The Adviser represents and warrants to BCE that:

     (a) The Adviser is a limited liability company duly organized and existing and in good standing under the laws of the State of Colorado. The Fund is a Trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts. The Portfolios are series of the Fund registered under the Investment Company Act of 1940 and shares sold by the Fund are, and will be, registered under the Securities Act of 1933.

     (b) The Adviser, on its own behalf, is duly authorized by all necessary action, approval or authorization to enter into this Agreement and the performance of its obligations hereunder will not violate or conflict with any governing documents or agreements or any applicable law, rule, or regulation.

     (c) The Company, on its own behalf, is duly authorized by all necessary action, approval or authorization to enter into this Agreement and the performance of its obligations hereunder will not violate or conflict with any governing documents or agreements or any applicable law, rule or regulation.

     (d) The Adviser and the Fund are duly organized, validly existing, and in good standing under the laws of the jurisdiction in which they are respectively organized and shares of the Fund are registered for sale (or exempt from registration) in all jurisdictions notified by Adviser to BCE The Adviser will notify BCE in writing immediately if there is any change in the registration or qualification for sale of any shares. BCE will sell shares only to residents of jurisdictions where Fund or Adviser notifies BCE that the shares are registered or exempt.

     (e) Each of the Adviser and the Fund have and will continue to have access to the necessary facilities, equipment and personnel to perform its obligations under this Agreement.

     (f) The Adviser shall promptly notify BCE in the event that it, or the Fund, is for any reason, unable to perform any of their obligations under this Agreement or there is a material failure to comply with the representations made herein.

              ARTICLE 5. RECORDKEEPING/ADMINISTRATIVE DUTIES OF BCE

     SECTION 5.1 SHAREHOLDER INFORMATION.

     (a) PLAN RECORDS BCE shall maintain a record of the number of Portfolio shares held by each Account Holder, as required by law.

     (b) PARTICIPANT RECORDS. BCE will perform the required sub-accounting necessary to record Participant interests in a retirement Plan (the "Plan"), which shall include the name, address and taxpayer identification number of each such Participant and any other records agreed or required by a Plan.

     SECTION 5.2 SHAREHOLDER SERVICES.

     (a) BCE shall investigate all inquiries from authorized Plan representatives or other Account Holders relating to the shares held.

     SECTION 5.3 RECORD KEEPING.

     (a) RECORDATION OF THE ISSUANCE OF SHARES. BCE shall record the ownership interest of Account Holders with respect to Portfolio shares and maintain a record of the total number of shares which are so issued to the Account Holders, based upon data provided to BCE by the Fund or its designee.

     (b) MAINTENANCE OF RECORDS. BCE will immediately notify in writing to the Fund, or its agent, if discrepancies arise between the records BCE maintains for the Account Holders and the information BCE is provided by the Fund or its designee. The Adviser, or its designee, and BCE will cooperate to resolve any such discrepancies. In all cases, the Funds, or its designee's records will be determinative of the official records of the Fund.

     SECTION 5.4 DESIGNATION OF AFFILIATES.

     Notwithstanding anything stated herein to the contrary, BCE may designate one or more of its affiliates or its parent company, Great-West Life & Annuity Insurance Company, for any performance required under this Article 5.

                     ARTICLE 6. BROKER/DEALER DUTIES OF BCE

     SECTION 6.1.

     (a) BCE shall address and mail to Account Holders and Plan representatives, for distribution to participants, as applicable, all reports to shareholders, dividend and distribution notices, prospectuses, proxy materials and any other related documents as provided by the Fund and as required by law to be distributed. Provided however, Fund, or its designee shall be responsible for shipping the requested materials to BCE branch offices as instructed by BCE.

     (b) BCE shall execute purchase and sale instruction on behalf of Account Holders and their authorized representatives.

     (c) BCE registered representatives shall answer Account Holder and/or Plan participant inquiries concerning the Fund or its Portfolios and assist Account Holders and/or Plan participants in completing applications or other transactions involving the purchase or redemption of Fund or Portfolio shares; provided, however, any information supplied by BCE shall either be previously approved in writing by or supplied by the Fund or derived from the current prospectus issued by the Fund.

                           ARTICLE 7. INDEMNIFICATION

     SECTION 7.1. BCE agrees to indemnify and hold harmless the Adviser and the Fund and their affiliates and their Trustees, Members, officers, employees, agents and each person, if any, who controls the Adviser within the meaning of the Securities Act of 1933, as amended (the "Securities Act") against any losses, claims, damages or liabilities to which any such indemnitee may become subject insofar as those losses, claims, damages or liabilities (or actions in respect thereof) arise out of any actions or failure or omission to act by BCE under this Agreement, or occur in connection with or are based upon the provision of the Services or failure to provide the Servicesby BCE. BCE will reimburse the indemnitees for any legal or other expenses incurred by them as they are incurred in connection with investigating, appearing to defend, or defending such claim or action; PROVIDED, HOWEVER, that BCE will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability results from the negligence or willful misconduct of the Fund, the Adviser, or their Trustees, Members, officers, employees, agents, or successors or assigns, as permitted hereunder.

     SECTION 7.2. The Adviser, the Fund and/or the Company agree to indemnify and hold harmless BCE and its affiliates and their directors, officers, employees, agents and each person, if any, who controls BCE within the meaning of the Securities Act, against any losses, claims, damages or liabilities to which any such indemnitee may become subject insofar as those losses, claims, damages or liabilities (or actions in respect thereof) arise out of any actions or failure or omission to act by the Fund or the Adviser, or their affiliates, in connection with their representations, warranties, and obligations under this Agreement, and the Adviser will reimburse the indemnitees for any legal or other expenses incurred by them in connection with investigating or defending such claim or action; PROVIDED, HOWEVER, that the Adviser will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability results from the negligence or willful misconduct of BCE, its directors, officers, employees, agents, or successors or assigns, as permitted hereunder.

     SECTION 7.3. The Fund agrees to indemnify and hold harmless BCE for any loss incurred by BCE due to errors or delays in the calculation of a Fund's daily net asset value or made by Fund, or its designee, when transmitting such information to BCE. The Fund also agrees to compensate BCE for any reasonable cost of any adjustments made to Account Holders and/or Plan participant sub-accounts arising from such information errors.

     SECTION 7.4. Promptly after receipt by an indemnitee under this Article 7 of notice of the commencement of a claim or action that may be covered hereunder ("Claim"), the indemnitee shall notify the indemnitor of the commencement thereof; provided, however, that the failure to provide such prompt notice to the indemnitor shall not relieve the indemnitor of any liability it may have to an indemnitee unless such failure has prejudiced the defense of such claim. As a condition to indemnification hereunder, the indemnitee shall provide the indemnitor with pleadings concerning any Claim. The indemnitor will be entitled to participate in any Claim and may assume the defense thereof with counsel reasonably satisfactory to the indemnitee. However, if the indemnitee reasonably determines that defenses may be available to it which are not available to the indemnitor, or which may be inconsistent with the interests of the indemnitor, then the indemnitee shall have the right to assume its own defense, with counsel reasonably satisfactory to the indemnitor. Should this situation arise, the indemnitee will promptly notify the indemnitor in writing of its decision and the reasons therefor. The indemnitor shall remain responsible for the cost of reasonable legal or other expenses incurred as they pertain to the additional or inconsistent defenses of indemnitee. After notice from the indemnitor to the indemnitee of the indemnitor's election to assume the defense of any Claim, the indemnitor will not be liable to any indemnitee under this Article 7 for any legal or other expenses subsequently incurred by the indemnitee in connection with the defense of such Claim, except as stated herein. No party shall unilaterally agree to a compromise or settlement of any such claim without the written consent of the other party. Such consent shall not be unreasonably withheld. In cases where the indemnitor has not assumed the defense of a Claim, the indemnitor will not be obligated to pay the fees and expenses of more than one counsel for all indemnitees subject to such Claim (other than appropriate local counsel), unless in the reasonable judgment of an indemnitee, a conflict of interst may exist between any indemnitees with respect to such Claim, in which event, the indemnitor shall be obligated to pay the fees and expenses of such additional counsel or counsels.

                              ARTICLE 8. INSURANCE

     SECTION 8.1. BCE shall maintain insurance in commercially reasonable amounts as required by the NASD. No provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to the Fund, Adviser, BCE or any other insured party which would otherwise be covered by a claim in the absence of any provision of this Agreement.

                              ARTICLE 9. ASSIGNMENT

     SECTION 9.1. Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties.

     SECTION 9.2. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and permitted assigns.

                  ARTICLE 10. TERM AND TERMINATION OF AGREEMENT

     SECTION 10.1. This Agreement shall become effective on the date first set forth above and shall continue in effect until terminated as set forth below.

     SECTION 10.2. This Agreement may be terminated at any time by any party upon ninety (90) days' written notice to the other parties. The Articles on Indemnification and Confidentiality shall continue in full force and effect after termination of this Agreement.

     SECTION 10.3. Article 2 and Exhibit A shall continue in full force and effect after termination of this Agreement with respect to Account Holders with assets allocated to the Fund(s) or Portfolio(s) at the time of termination.

                           ARTICLE 11. CONFIDENTIALITY

     SECTION 11.1. Parties agree to keep confidential, and to treat as proprietary, all information obtained regarding the other party, its products, clients, employees operations, and any other information obtained during this relationship ("Confidential Information"). Each party agrees not to use any such Confidential Information except as may be required herein. The parties hereto specifically understand that they must maintain this Confidential Information in such a manner that no third party can access it or that it will not be disclosed to a third party without prior consent of the respective party.

     SECTION 11.2. Confidential Information does not include the information which (i) was publicly known and/or was in the possession of the party receiving Confidential Information (the "Receiving Party") from other sources prior to its receipt from the party disclosing Confidential Information (the "Disclosing Party"), or (ii) is or becomes publicly available other than as a result of a disclosure by the Receiving Party or its representatives, or (iii) is or becomes available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party) which, to the best of the Receiving Party's knowledge, and after due inquiry, is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Party.

     SECTION 11.3. The parties hereto acknowledge that any nonpublic personal information (as defined by applicable law or regulation promulgated under Title V of the Gramm-Leach-Bliley Act of 1999 (the "Act")) of Account Holders, including customers (both as defined by the Act or other applicable law or regulation including, but not limited to, Regulation S-P, 17 CFR ss.ss. 248.1-248.30), will be disclosed or utilized solely to carry out the terms of the Agreement, including pursuant to an exception contained in any applicable law or regulation promulgated under the Act in the ordinary course of business to carry out the terms of the Agreement. This section shall survive termination of the Agreement. Further, Adviser agrees to maintain and enforce procedures for the safeguarding and protection of such nonpublic personal information.

                          ARTICLE 12. ENTIRE AGREEMENT

     SECTION 12.1. This Agreement and any Exhibits and Schedules attached hereto and the NSCC Trading Agreement set forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersede all differing terms of prior agreements, arrangements and understandings, written or oral, among the parties.

                         ARTICLE 13. AMENDMENTS; WAIVERS

     SECTION 13.1. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance.

     SECTION 13.2. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                               ARTICLE 14. NOTICES

     SECTION 14.1. All notices required or permitted under this Agreement shall be in writing and shall be sent by personal delivery (including overnight delivery services such as Federal Express) or registered or certified mail, postage prepaid, or by facsimile if confirmed in writing within three business days as follows:

     (a)  If to the Adviser:
          Denver Investment Advisors LLC
          1225 17th Street, 26th  Floor
          Denver, CO  80202
          ATTENTION: Jasper R. Frontz

     (b)  If to the Fund:
          Drinker Biddle & Reath LLP
          18th & Cherry Streets
          Philadelphia, PA  19103-6996

          ATTENTION: Mr. W. Bruce McConnel

          and

          Denver Investment Advisors LLC
          1225 17th Street, 26th Floor
          Denver, CO 80202

          ATTENTION: Jasper R. Frontz

     (c)  If to BCE:

          BenefitsCorp Equities, Inc.
          8515 East Orchard Road
          Englewood, Colorado 80111
          ATTENTION: Charles P. Nelson, President
          cc:  Beverly A. Byrne, Secretary and Compliance Officer

     SECTION 14.2. Such addresses may be changed from time to time by any party by providing written notice in the manner set forth above. All notices shall be effective upon delivery as set forth in Section 14.1 above.

                  ARTICLE 15. GOVERNING LAW; DISPUTE RESOLUTION

     SECTION 15.1. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

     SECTION 15.2. Any dispute arising between the parties with respect to this Agreement shall be settled by binding arbitration in accordance with the Rules of the American Arbitration Association ("AAA"). Regardless of the outcome of the proceeding, the parties to any arbitration proceeding under this Agreement shall bear their own costs and attorney fees. Fees and costs not attributable to one party shall be shared equally by the parties to the arbitration proceeding. Any decision rendered by an arbitrator or arbitrators, pursuant to this section shall be final and binding upon all parties to the disputed claim. The decision may be reduced to judgment and enforced in any court of competent jurisdiction. The provisions of this section shall survive the termination of the Agreement.

                   ARTICLE 16. LEGAL RELATIONSHIP OF PARTIES

     SECTION 16.1. The parties hereto agree that they are independent contractors and not partners or co-venturers.

                              ARTICLE 17. CAPTIONS

     SECTION 17.1. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                            ARTICLE 18. SEVERABILITY

     SECTION 18.1. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

                            ARTICLE 19. COUNTERPARTS

     SECTION 19.1. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

                    ARTICLE 20. MASSACHUSETTS BUSINESS TRUST

     SECTION 20.1 The Names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987 which is hereby referred to and a copy of which is on file at the office of State Secretary of the Commonwealth of Massachusetts and the principal office of the Company. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, shareholders, or representatives of the Trust are not made personally, but in such capacities, and bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

                            ARTICLE 21. FORCE MAJEURE

     SECTION 21. FORCE MAJEURE. No party shall be deemed in default of this Agreement to the extent that any delay or failure in performance results, without its fault or negligence , from any cause beyond its reasonable control, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, strikes, or extraordinary market volume that results in substantial delay in receipt of correct data from one or more generally recognized securities exchanges.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the previously specified date.


                                        BenefitsCorp Equities, Inc.


                                        By: /s/ Charles P. Nelson
                                            ------------------------------------
                                            Title: President



                                        The Adviser


                                        By: /s/ Jeffrey D. Adams
                                            ------------------------------------
                                            Title: Executive Manager



                                        The Fund


                                        By: /s/ Jack D. Henderson
                                            ------------------------------------
                                            Title: Vice President

                                    EXHIBIT A

                               PORTFOLIOS AND FEES

1.   RECORDKEEPING FEES

     (a) The Adviser agrees to pay BCE an annual fee of 0.35% of the average aggregate daily net asset value of shares of the Fund's Portfolios held in Omnibus Accounts. Such fee shall be paid in arrears, quarterly. Each quarter's fee shall be determined based on average assets in the account during each quarter and each quarterly fee will be independent of every other quarterly fee.

                                    EXHIBIT B

                             NON-COMPETE PROVISIONS


BCE intends to offer Adviser access to its, or its affiliates' or its parent company's (each, a "Company", collectively, the "Companies") current and prospective customers (hereinafter "Customers") so that Customers will have the option of purchasing mutual fund shares from the Fund. Adviser desires to make its fund(s) available to Customers, yet acknowledges that under certain circumstances, the ability of Adviser to solicit business from Customers should be subject to special limitations in exchange for the increased ability to offer its product through a Company's introduction. An introduction will consist of a Company's offer ofAdviser's fund(s) to a Customer for that customer's consideration.

1. In the scenario where any one of the Companies introduces Adviser in any manner to a Customer which ultimately purchases a deferred compensation product from a Company, and a Company includes Adviser's fund(s) in the products offered to that Customer, Adviser agrees not to utilize any confidential information regarding the Customer and/or its employees participation in plan(s) received in connection with Adviser offering its product to Customer in any solicitation of Deferred Compensation Business from that Customer. Further, Adviser will not attempt to contact Customers regularly nor attempt to sell its funds directly to Customer on a stand-alone basis while the Adviser's product is included in a Company's arrangement with the Customer. For purposes of this Agreement "Deferred Compensation Business" includes, but is not limited to, group or individual annuity contracts, GIC's, separate accounts and wrapped or unwrapped mutual funds whether sold separately or in conjunction-with each other

2. In the scenario where any one of the Companies introduces Adviser in any manner to a Customer which ultimately purchases a deferred compensation product from a Company and the Customer does not select Adviser's Fund, Adviser may directly communicate with Customer about Deferred Compensation Business and may sell product directly to Customer provided it does not utilize the confidential information referred to above.

3. In the scenario where any one of the Companies introduces Adviser in any manner to a Customer that does not purchase a deferred compensation product from a Company, Adviser is not subject to any prohibitions regarding sales to and communications with that Customer. Likewise, there are no prohibitions where a Company provides no introduction.

4. A Company may decide in its discretion when it desires to provide an introduction to one of its Customers. A Company has no obligation to provide introductions to its Customers.

                                      -2-